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                                                                    EXHIBIT 23.2

Consent of Independent Accountants

We consent to the inclusion and incorporation by reference in the registration statement of American Coin Merchandising, Inc. on Form S-3 of our report dated May 20, 1998, on our audits of the combined financial statements of Suncoast Toys, Inc., NW Toys Co., and Oregon Coin Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, which report is also included in Amendment No. 1 to the current report on Form 8-K/A of American Coin Merchandising, Inc., dated July 23, 1998. We also consent to the reference to our firm under the caption "Experts."


/s/ PricewaterhouseCoopers LLP


August 18, 1998